EXHIBIT 99.1

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Announces Receipt of Nasdaq Delisting Determination

Iselin, NJ, September 26, 2008 - Pharmos Corporation (Nasdaq: PARS) today announced that it received a Nasdaq Staff Determination on September 23, 2008 indicating that Pharmos fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that the Staff has therefore determined to delist Pharmos’ securities from The Nasdaq Capital Market. Pharmos has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. There can be no assurance the Panel will grant Pharmos’ request for continued listing.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos’ pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. Pharmos is also working to commercialize its proprietary NanoEmulsion drug delivery system, which is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S. – (732) 452-9556

S. Colin Neill

President and CFO